Exhibit (e) (iii) under Form N-1A

                                               Exhibit 1 under Item 601/Reg. S-K

                                    Exhibit E
                                     to the
                             Distributor's Contract


                                  WesMark Funds
                        WesMark Small Company Growth Fund
         The following provisions are hereby incorporated and made part of the Distributor's Contract dated March 1, 1996, between WesMark Funds and Edgewood Services, Inc. with respect to the Class of shares set forth above.

           1. The Trust hereby appoints ESI to engage in activities principally intended to result in the sale of shares of the above-listed Class ("Shares"). Pursuant to this appointment, ESI is authorized to select a group of financial institutions ("Financial Institutions") to sell Shares at the current offering price thereof as described and set forth in the respective prospectuses of the Trust.

           2. During the term of this Agreement, the Trust will pay ESI for services pursuant to this Agreement, a monthly fee computed at the annual rate of .25 of 1% of the average aggregate net asset value of the Shares held during the month. For the month in which this Agreement becomes effective or terminates, there shall be an appropriate proration of any fee payable on the basis of the number of days that the Agreement is in effect during the month.

           3. ESI may from time-to-time and for such periods as it deems appropriate reduce its compensation to the extent any Class' expenses exceed such lower expense limitation as ESI may, by notice to the Trust, voluntarily declare to be effective.

           4. ESI will enter into separate written agreements with various firms to provide certain of the services set forth in Paragraph 1 herein. ESI, in its sole discretion, may pay Financial Institutions a periodic fee in respect of Shares owned from time to time by their clients or customers. The schedules of such fees and the basis upon which such fees will be paid shall be determined from time to time by ESI in its sole discretion.

           5. ESI will prepare reports to the Board of Trustees of the Trust on a quarterly basis showing amounts expended hereunder including amounts paid to Financial Institutions and the purpose for such expenditures.

         In consideration of the mutual covenants set forth in the Distributor's Contract dated March 1, 1996 between WesMark Funds and Edgewood Service, Inc., WesMark Funds executes and delivers this Exhibit on behalf of the WesMark Small Company Growth Fund, and with respect to the class thereof, first set forth in this Exhibit.

         Witness the due execution hereof this 1st day of June, 2000.

                             WesMark Funds



                             By:  /s/ Beth S. Broderick
                                ------------------------------------------

                             Name:  Beth S. Broderick
                             Title:    Vice President


                             Edgewood Services, Inc.

                             By:  /s/ Charles L. Davis, Jr.
                                ------------------------------------------
                             Name:  Charles L. Davis, Jr.
                             Title:  Vice President, Managing Director